UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2005
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-10367 (Commission File Number)	71-0675758 (I.R.S. Employer Identification No.)

914 N Jefferson Street P. O. Box 1237 Springdale, Arkansas (Address of Principal Executive Offices)	72765 (Zip Code)
Registrant’s telephone number, including area code (479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (b) AERT’s Board of Directors announced that Edward J. Lysen, 68, will be retiring from the position of Senior Vice President and Chief Financial Officer effective October 1, 2005. Mr. Lysen will remain employed by AERT indefinitely to effect a smooth transition and to work on special projects.
     (c) Robert A. Thayer, 54, will succeed Mr. Lysen as AERT’s CFO. Mr. Thayer has spent the past three years as assistant to AERT chairman Joe G. Brooks, during which time he has had executive assignments in all aspects of AERT’s business including finance, operations, and administration. From January 1997 to October 2002, Mr. Thayer was a principal at Madison Research, Denison, Texas where he conducted independent financial research under contract to banks and financial publishers. From January 2001 to July 2002 he also served as Vice President of Finance for Asia Teletech Company, Ltd., a Thailand headquartered voice-over-internet company where he was responsible for raising the company’s startup capital. Prior to 1997, Mr. Thayer spent twenty-one years in the software and investment banking industries with financial, systems and executive responsibilities. He received a BA in Economics from the University of Colorado and studied graduate economics at the University of Wisconsin, Madison. Mr. Thayer is a Chartered Financial Analyst.
     (c) AERT’s accounting and control team will be headed up by Eric E. Barnes, 32, who the Board of Directors has appointed as chief accounting officer. Mr. Barnes joined AERT’s accounting department in November 1997 after graduating from the University of Arkansas with a BS in Accounting and an MA in Economics. He was named AERT’s controller in January 2000. Mr. Barnes is a Certified Public Accountant.
Item 9.01 — Financial Statements and Exhibits

99.1	Press release issued September 14, 2005, announcing change in Principal Officers.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:	/s/ JOE G. BROOKS

Joe G. Brooks Chairman, Co-Chief Executive Officer and President
Date: September 14, 2005

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